Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Linkhome Holdings Inc.

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Linkhome Holdings Inc. of our report dated March 26, 2026, relating to the consolidated financial statements of Linkhome Holdings Inc. and its subsidiary as of December 31, 2025 and 2024, and for each of the years then ended, which report appears in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, filed with the Securities and Exchange Commission on March 26, 2026, as amended on May 19, 2026.

We also consent to the reference to us under the caption “Experts” in such Registration Statement.

/s/ Simon & Edward, LLP

Rowland Heights, California

September 15, 2026